EXHIBIT 5.1


BRUSSELS                       FOLEY & LARDNER                          ORLANDO
CHICAGO                         FIRSTAR CENTER                       SACRAMENTO
DENVER                    777 EAST WISCONSIN AVENUE                   SAN DIEGO
DETROIT                MILWAUKEE, WISCONSIN 53202-5367            SAN FRANCISCO
JACKSONVILLE               TELEPHONE (414) 271-2400                 TALLAHASSEE
LOS ANGELES                FACSIMILE (414) 297-4900                       TAMPA
MADISON                                                        WASHINGTON, D.C.
MILWAUKEE                                                       WEST PALM BEACH
                               April 2, 2001

Fresh Brands, Inc.
2215 Union Avenue
Sheboygan, WI  53081

Ladies and Gentlemen:

          We have acted as counsel for Fresh Brands, Inc., a Wisconsin corporation ("Fresh Brands"), in connection with the preparation of a Registration Statement on Form S-4, as amended, including the Proxy Statement/Prospectus constituting a part thereof (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 6,950,000 shares of common stock, $0.05 par value, of Fresh Brands (the "Common Stock") which are proposed to be issued by Fresh Brands in connection with the proposed corporate restructuring contemplated by that certain Agreement and Plan of Share Exchange, dated as of February 22, 2001 (the "Agreement"), between Schultz Sav-O Stores, Inc., a Wisconsin corporation and current parent corporation of Fresh Brands ("Sav-O"), and Fresh Brands in which, among other things, the outstanding shares of common stock of Sav-O will be exchanged for an equal number of shares of Common Stock (the "Share Exchange").

          In connection with our representation, we have examined: (a) the Registration Statement; (b) the Amended and Restated Articles of Incorporation of Fresh Brands; (c) the Agreement; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

          1. Fresh Brands is a corporation validly existing under the laws of the State of Wisconsin.

          2. Subject to approval of the Agreement by the shareholders of both Fresh Brands and Sav-O, as well as the filing of Articles of Share Exchange reflecting the approval of the Agreement as provided in the Agreement, the shares of Common Stock subject to issuance in the Share Exchange, when issued pursuant to the provisions of the Agreement and in the manner as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of Fresh Brands, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

          We hereby consent to the reference to our firm under the caption "Approval of Agreement and Plan of Share Exchange--Legal Opinions" in the Proxy Statement/Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                  Yours truly,

                                  /s/ Foley & Lardner

                                  FOLEY & LARDNER